CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

1.	Introduction

Pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (“the Advisers Act”), an investment adviser is required to establish, maintain, and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

Similar requirements to adopt a written code of ethics exist under Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”) for investment advisers to registered investment companies.

As an investment advisory firm registered with the U.S. Securities and Exchange Commission (“Commission”) under the Advisers Act, Counterpoint Mutual Funds, LLC (“Counterpoint,” “we,” “our,” “the firm” or “us”) has adopted the following Code of Ethics and Standards of Business Conduct (the “Code”), which will govern the activities of all Supervised Persons of the firm.

2.	Definitions

Defined terms used throughout this Code have the following meanings:

Access Person

An “Access Person” is defined as follows:

  Counterpoint’s managers, partners, officers, and directors;
  Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund;
  Any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; or
  A Fund Access Person.

Fund Access Person

A “Fund Access Person” means:

1.	Any Advisory Person of a Fund or of a Fund's investment adviser. If an investment adviser's primary business is advising Funds or other advisory clients, all of the investment adviser's directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund's directors, officers, and general partners are presumed to be Access Persons of the Fund.
2.	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

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Advisory Person of a Fund

An “Advisory Person of a Fund” or of a Fund's investment adviser means:

1.	Any director, officer, general partner or employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
2.	Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

Beneficial Owner

An individual is a “beneficial owner” of an account if the individual has or shares a direct or indirect pecuniary interest in the securities in the account. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. An indirect pecuniary interest includes but is not limited to: securities held by members of a person’s immediate family sharing the same household, a person’s interest in securities held by a trust, and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

The definition of “beneficial ownership” is complex. If you have any question whether you have a beneficial interest in a security, please consult with our Chief Compliance Officer (“CCO”).

Federal Securities Laws

“Federal securities laws” means the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “Investment Company Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Immediate Family

“Immediate family” means any of the following persons who reside in the same household as the Access Person:

Child Grandparent Son-In-Law

Stepchild Spouse Daughter-In-Law

Grandchild Sibling Brother-In-Law

Parent Mother-In-Law Sister-In-Law

Stepparent Father-In-Law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law or shown above), which the CCO determines could lead to possible conflicts of interest,

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diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

Limited Offering

“Limited offering” means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Regulation D §§ 230.504, 230.505, or 230.506.

This includes transactions by an issuer not involving any public offering; transactions involving offers by an issuer solely to one or more accredited investors, if the aggregate offering price of an issue of securities offered in reliance on the registration exemption does not exceed the amount allowed under regulation, if there is no advertising or public solicitation in connection with the transaction by the issuer or anyone acting on the issuer’s behalf, and if the issuer files notice with the Commission as the Commission prescribes; or transactions that meet exemptions as provided under Regulation D.

Reportable Security

A “Reportable Security” includes any interest or instrument that is commonly considered a “security,” including, but not limited to:

  An equity security including common and preferred stock;
  A debt security including corporate, municipal, and mortgage/asset backed bonds, but excluding exempted government obligations;
  An investment convertible into, or exchangeable for, equity or debt securities;
  Any derivative instrument relating to any of the above securities, including warrants, options and futures;
  Any pooled investment vehicle, excluding open-end investment companies;
  Shares of closed-end investment companies;
  Reportable funds (registered investment companies for which Counterpoint serves as an investment adviser or whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Counterpoint)
  Exchange Traded Funds (ETFs); and
  Any private placement.

A “Reportable Security” does not include securities that are:

  Direct obligations of the Government of the United States;
  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
  Shares issued by money market funds;
  Shares issued by open-end investment companies (other than reportable funds);
  Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are reportable funds; and
  Interests in 529 Plans not managed, distributed, marketed, or underwritten by Counterpoint or a control affiliate.

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Supervised Person

Counterpoint’s “Supervised Persons” are:

1.	Counterpoint’s managers, partners, officers, and directors (or other persons occupying a similar status or performing similar functions);
2.	Counterpoint’s employees; and
3.	Any other persons who provide advice on behalf of Counterpoint and are subject to Counterpoint’s supervision and control.

3.	Scope of the Code

Supervised Persons

1.	All Supervised Persons of Counterpoint are subject to and required to comply with the Code at all times.

2.	“You” are a Supervised Person of the firm.

3.	The Code and subsequent Compliance Policies & Procedures (“P&P”) make use of functional titles/roles to identify Supervised Persons and their responsibilities. As a Supervised Person, you should be mindful that you may have multiple functional roles and must take care to identify all of the policies and procedures for which you are responsible.

  At times Counterpoint may have temporary personnel, such as independent contractors or clerical personnel provided by an agency. Generally, the nature of those individuals’ engagements and activities will not be such that they would be Supervised Persons. Counterpoint will decide the status of those personnel on a case-by-case basis.

Chief Compliance Officer

  Michael B. Krause is the Chief Compliance Officer (“CCO”) for Counterpoint. The CCO is responsible for the administration of Counterpoint’s compliance program. Any questions regarding the Code should be addressed with the CCO.

  The Code requires Supervised Persons to report or disclose to and/or seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from the Associate Compliance Officer (“ACO”), who will review such activities. The ACO will also serve as a backup to the CCO in the absence of the CCO during vacations, extended illness, or incapacity. However, the ACO may never approve his/her own activities.

Supervision

  Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others must exercise reasonable supervision over those subject to their supervision
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  or authority, in order to prevent violation of applicable statutes, regulations, or provisions of the Code.

  In performing supervisory activities, Supervised Persons may rely on procedures established by Counterpoint that are designed to prevent and detect violations.

  The Michael B. Krause, Manager, is responsible for the general supervision of all Supervised Persons of Counterpoint.

Amendments

  The Code does not attempt to anticipate every ethical dilemma that Supervised Persons might face. Instead, it sets forth general guidelines on certain issues for maintaining Counterpoint’s high ethical standards.

  Counterpoint recognizes the need to respond flexibly to ever-changing business needs and circumstances. Accordingly, Counterpoint reserves the right to revoke, modify, interpret, and apply our guidelines, policies, or procedures at our sole discretion, and without prior notice.

  Counterpoint will periodically, at least annually, review the Code and make amendments as needed.

  For any mutual fund to which Counterpoint provides investment management services, Counterpoint will submit a copy of the Code for approval by the mutual fund’s board of directors:
a.	Initially, before it is retained as an investment adviser to the mutual fund; and
b.	With each material change, no later than six months after adoption of the change.

Code of Ethics Acknowledgements

  Counterpoint will provide to each Supervised Person a copy of the Code and any amendments to the Code at time of hire and each time it is amended.

  Each Supervised Person must acknowledge with each version, in writing, that he or she has received a copy of the Code, has read and understood it, has had an opportunity to ask questions about what it means and how it applies to him/her, and that he/she will abide by it.

4.	Fiduciary Duty

Counterpoint is an investment adviser and as such is a fiduciary that owes our clients a duty of undivided loyalty. Counterpoint and our Supervised Persons will:

  Act for the benefit of our clients and place our clients’ interests before our own;
  Act in a position of trust and fiduciary responsibility to clients and do nothing to violate that trust;
  Conduct ourselves with integrity and dignity, and act in an ethical manner in our dealings with the public, clients, prospects, employer, and fellow Supervised Persons;
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  Act with competence, use reasonable care and exercise independent professional judgment;
  Exercise independence when making investment decisions for clients;
  Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of our position of trust and responsibility;
  Eliminate and/or disclose all material conflicts of interest;
  Safeguard and keep confidential nonpublic personal information of clients; and
  Comply with applicable federal securities laws.

Counterpoint and our Supervised Persons will not:

  Employ any device, scheme or artifice to defraud a client;
  Make any untrue statement to a client or omit to state any material fact that a client would reasonably require in order to make sound decisions;
  Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
  Engage in any manipulative practice with respect to a client.
  Make statements, orally or in writing, that misrepresent:
    The services that Supervised Persons or the firm is capable of performing;
    Supervised Persons’ qualifications or the qualifications of the firm; or
    Supervised Persons’ academic or professional credentials.
  Make or imply, orally or in writing, any assurances or guarantees regarding any investment, except to communicate accurate information regarding the terms of the investment and the issuer’s obligations.

5.	Standards of Business Conduct

This Code summarizes the standards of conduct for Supervised Persons of Counterpoint. Its purpose is to promote and maintain the highest level of professional conduct and business ethics among all Supervised Persons, so that we do not compromise our clients’ well-being and interests.

Compliance with Securities Laws & Rules

  Supervised Persons must comply with all applicable federal securities laws.

  Supervised Persons must not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Conflicts of Interest

  Counterpoint considers a “conflict of interest” to be any situation in which the Supervised Person’s own interests could interfere with the Supervised Person’s responsibilities as a representative of Counterpoint.

  Supervised Persons must make best efforts to identify actual and potential conflicts of interest and must report all known actual or potential conflicts of interest to the CCO.

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  Supervised Persons must seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm and/or our clients. The appearance alone of a conflict of interest can be as damaging to the firm as an actual conflict.

  Where potential conflicts cannot be eliminated, Supervised Persons must fully disclose those to Counterpoint, and Counterpoint will fully disclose material facts concerning the conflict(s) to the client(s).

  Each Supervised Person must also comply with requirements to disclose conflicts of interest as imposed by rule or regulation of any professional organization governing your activities and must comply with any prohibitions on your activities if conflicts of interest exist.

  The CCO and the ACO are responsible for reviewing for potential conflicts of interest. They will periodically review for any conflict that might arise out of, but are not limited to:
    The operation of non-investment management businesses in which Counterpoint or an affiliated person of Counterpoint engages;
    Counterpoint engaging in a new business;
    Counterpoint making available a new investment product or service;
    Counterpoint making significant changes in which we operate;
    Any examination, enforcement action, or investigation by a regulator;
    Any criminal or civil litigation or other court action;
    Any violations by Counterpoint or any affiliate the mutual fund policies of any fund advised by Counterpoint.

Outside Business Activities

  Each Supervised Person has a duty of loyalty to the firm, and your efforts should be devoted to the firm’s business. Counterpoint encourages your participation in outside business activities that are civic, charitable, and/or professional in nature and that enhance your professionalism and the reputation of the firm. Simultaneously, Counterpoint recognizes that outside business activities may create conflicts of interest.

  Each Supervised Person must disclose, at the time you become a Supervised Person of Counterpoint and upon any change thereafter, all outside business activities, whether for compensation or not.

  Supervised Persons may not engage in any outside business activity without first receiving prior written approval from the CCO.

  Material changes in the role with, time devoted to, or amount of compensation received from a previously-approved outside business activity must similarly be pre-cleared with the CCO.

  All pre-approvals must be sought in writing with a clear description of the activities to be performed and any compensation to be received.

  Outside business activity disclosures and decisions by the CCO will be maintained in an appropriate file, and applicable outside business activities will be disclosed to clients, if applicable.
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  Outside business activities include, but are not limited to:

a.	Being employed by or compensated by any other entity;
b.	Being active in any other business, including part-time, evening, or weekend employment;
c.	Serving as an officer, director or partner in any other entity;
d.	Serving on the board of a public company;
e.	Ownership interest in any non-publicly traded company or other private, non-real property investment;
f.	Engaging in any public speaking or writing activities related to investment management;
g.	Acting as a trustee for client accounts, with the exception of immediate or close family accounts;
h.	Acting as a general partner of a client limited partnership, or acting as a managing member of a client limited liability company;
i.	Holding a seat in public office, or committing to a candidacy or a formal position on a campaign committee;
j.	Operating a hedge fund or sponsoring or participating in an association or group formed to invest in securities (e.g., an investment club); or
k.	Recommending another firm’s financial planning, investment management, brokerage or similar services for a referral fee.

Maintenance of Independence and Objectivity

  Supervised Persons must use particular care and good judgment to achieve and maintain independence and objectivity in the performance of your roles and responsibilities.

  Supervised Persons must avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of your roles and responsibilities, or which might compromise the credibility of Counterpoint.

Gifts and Entertainment

  Counterpoint recognizes the potential conflicts of interest when Supervised Persons of the firm give and/or receive gifts, entertainment, or other items of value to/from any person or entity that does business with the firm.

  The overriding principle is that Supervised Persons may not accept inappropriate gifts, favors, entertainment, special accommodations, or others things of material value that could influence decision-making or make the Supervised Person feel beholden to another person or firm.

  Similarly, Supervised Persons may not offer gifts, favors, entertainment, or other things of value that may be viewed as overly generous or aimed at influencing decision-making or making a client or prospective client feel beholden to the firm.

  Counterpoint has adopted the following policies and procedures to implement these principles:

a.	Supervised Persons may not give any gift (including reimbursements or other items of value) to any client, vendor, potential vendor or anyone else that does business or seeks
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to do business with the firm that is in excess of $200 per calendar year per person/entity, without prior approval from the CCO.

b.	Supervised Persons may not make gifts (including reimbursements or other items of value) to potential clients with the exception of de minimis items that would be considered exclusions under these policies (see below).

c.	Supervised Persons may not accept any gift (including reimbursements or other items of value) from any client, potential client, vendor, potential vendor, or anyone else that does business or seeks to do business with the firm that is in excess of $200 per calendar year per person/entity, without approval from the CCO.

d.	Cash and/or cash equivalents may never be offered or accepted, regardless of the amount. For purposes of this policy, merchant gift cards are not considered cash equivalents.

e.	Supervised Persons may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the firm. Supervised Persons may occasionally provide or accept a business entertainment event, such as a dinner, sporting event, or concert of reasonable value, as well as any transportation and/or lodging accompanying or related to such activity or event. Normally, the person or entity providing the entertainment will be present. Counterpoint does not consider these occasional entertainment expenses to be gifts and therefore does not count them toward the annual gift allowance. However, no entertainment event should be given or accepted in such frequency or amount that would violate Counterpoint’s overriding principle as stated above. Generally, business entertainment of not more than $500 per individual per year is considered reasonable. All entertainment events in excess of $500 given or received must be pre-approved by the CCO.

f.	From time to time, Supervised Persons may receive offers to attend conferences, seminars, due diligence meetings, or similar events provided by or sponsored by a person or entity that does or seeks to do business with Counterpoint, such as a mutual fund company, issuer, vendor, custodian, or broker-dealer. In addition, the sponsors may offer to cover or reimburse Counterpoint for the costs associated with the attendance of these events such as travel, lodging, meals, and conference fees. Supervised Persons may not accept transportation or lodging offers; rather the cost for these expenses will be borne by the Supervised Person or Counterpoint. Offers for any other expense coverage must be submitted for pre-approval to the CCO, who will make a determination on whether the event and/or any covered or reimbursed expenses associated with the event would present Counterpoint with related real or perceived conflicts of interest. In considering granting approval for such events, the CCO will consider, among other things, the extent to which the event enhances the firm’s management of client accounts or supports the firm’s due diligence process of reviewing securities and issuers.

g.	Supervised Persons must report all gifts and entertainment in excess of the limits set forth above to the CCO, who will maintain a record of such items, including the name of the
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person or company giving/receiving the item, the date the item was given/received, a description of the item, and its approximate value.

  If a third party would reasonably perceive a gift as being improper or as compromising the integrity of Supervised Persons and/or Counterpoint, the gift should be respectfully declined. If there is any question as to whether a payment or consideration may be accepted, the Supervised Person should contact the CCO.

Exclusions

The following items are not subject to Counterpoint’s Gifts and Entertainment policies:

  Infrequent gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child;
  Gifts and entertainment given to or received from individuals who are also family members of Supervised Persons of Counterpoint (gifts to and from family members are not required to be reported to the CCO); and
  Items of de minimis value given or received such as pens, mugs, shirts, golf balls, and other similar promotional items (de minimis items are not required to be reported to the CCO).

Additional Standards

Supervised Persons may be subject to additional codes of conduct mandated by professional organizations of which the Supervised Person is a member or designation holder. As a matter of professional integrity and responsibility, Supervised Persons must always abide by the higher standard in situations where varying procedures among multiple entities exist. Supervised Persons may be subject to an additional Code of Ethics and professional responsibilities as it relates to any professional designations held by each Supervised Person. The provisions of any additional standards are not incorporated into this Code, but examples of other professional standards that may apply are noted below.

Chartered Financial Analyst (CFA)

Certain Supervised Persons of Counterpoint have earned the right to use the CFA designation and are members of the CFA Institute. In addition to the firm’s Code, all such Supervised Persons are also subject to the CFA Institute Code of Ethics and Standards of Professional Conduct.

6.	Personal Trading

  Counterpoint permits Access Persons, as that term is defined above, to transact in personal securities accounts provided that investing by Access Persons is consistent with Counterpoint’s fiduciary duty to our clients and with regulatory requirements.

  The personal trading policies and procedures, including the subsections outlined below, also apply to accounts of immediate family members (as defined above) of the Access Person living
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  in the same household and any account of which the Access Person is a beneficial owner (as defined above). The Access Person must comply with these policies for all such accounts.

  Personal securities transactions must never adversely affect clients.

  Counterpoint will monitor trading activity of our Access Persons to confirm that the interests of clients come first and that their trading activity complies with applicable securities laws. Securities transactions and holdings in any account of an Access Person, including accounts for which the Access Person is considered a beneficial owner (see definition above), are subject to review by Counterpoint.

5.	The CCO will generally consider the following factors when reviewing Reportable Security holdings and transactions reports as well as pre-clearance requests:
a.	Whether the investment opportunity should be directed to a client’s account;
b.	Whether the amount or nature of the transaction affected the price or market for the security;
c.	Whether the Access Person benefited from purchases or sales being made for clients;
d.	Whether the transaction harmed any client; and
e.	Whether the transaction has the appearance of impropriety.

  The CCO will conduct a quarterly review of personal trades of Access Persons against the trades executed for clients. In the event that Counterpoint’s personal trading policies were violated, even if inadvertently, the trade may be canceled and any profits disgorged depending on the perceived or actual breach of fiduciary duty to clients.

Current Access Persons

  Counterpoint maintains a record of our current and former Access Persons in accordance with recordkeeping requirements of the Advisers Act.

  All Supervised Persons, with the exception of persons who are sales persons only, of Counterpoint are considered to be Access Persons for purposes of these policies. Sales persons do not make, participate in or obtain information regarding, the purchase or sale of Reportable Securities by registered funds.

Personal Securities Transactions Policy

  Counterpoint and our Access Persons are permitted to personally invest in securities that are also recommended for client accounts.

  For personal transactions in a Reportable Security (as defined above), Access Persons must follow the procedures under Pre-Clearance of Trades, below, before transacting.

  All pre-approval requests and responses will be maintained in accordance with applicable books and records rules.

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Pre-Clearance of Trades

  Access Persons must obtain the prior written approval from the CCO for any transaction:
a.	That involves the purchase of an initial public offering (“IPO”), both in new issues and secondary offerings,
b.	That involves the purchase of a limited offering (defined above), including all private placements, or
c.	In any Reportable Security (as defined above) with the exception of:
i.	broad market index ETFs and broad market futures and derivatives (such as futures options, options) that track such broad market index ETFs and broad market futures; or
ii.	individual municipal bonds

  Pre-clearance is not required for the following transactions:
a.	For subsequent purchases of securities effected pursuant to an automatic investment plan that was previously approved or exempt pursuant to these policies; or

  Access Persons desiring to transact in a security requiring pre-clearance must submit a request for pre-approval to the CCO in advance of the trade.
a.	Pre-approval requests must be submitted using the firm’s Pre-Approval for Securities Transaction Form or other written request (including e-mail) containing the same information as the form. Any pre-approval requests sent via e-mail must be copied to the “trading” e-mail for recordkeeping purposes.
b.	Only upon the receipt of written approval may the Access Person execute the desired transaction.
c.	Pre-approvals for limited offerings are granted for 30 days. If the Access Person does not purchase a limited offering within the 30 days, the Access Person must submit a new request if desiring to participate on a later date.

  In the event of the CCO’s absence or for personal trading activity of the CCO, the ACO is responsible for reviewing pre-approval requests and issuing an appropriate response.

  Reasons the CCO may not grant approval for personal securities transactions include:
a.	The proposed transaction is a violation of the Code;
b.	The proposed transaction is a violation of the P&P; or
c.	The proposed transaction creates a conflict of interest that may reasonably affect the ability of that Access Person to provide independent, objective advice and to act in the best interest of the client.

  The purpose of pre-clearance is so that Counterpoint may adhere to our fiduciary duty to clients. However, there is no guarantee under this policy that clients will always receive more favorable pricing than Access Persons for trades in like positions.

Personal Account Reporting

  Access Persons must disclose to Counterpoint holdings and transactions in securities for which the Access Person is a beneficial owner.

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Personal Holdings Reports

  Access Persons must, within ten (10) days of becoming an Access Person and at least annually during each calendar year thereafter, report to the CCO all personal securities holdings of Reportable Securities (including limited offering holdings) on the firm’s Holdings Report or a supplemental report containing the same information.

  Each Holdings Report must contain, at a minimum, the following information:
a.	The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;
b.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
c.	The date the Access Person submits the report.

  The required information must be current as of a date not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports).

  The CCO will conduct a periodic review of the holdings reports and brokerage statements for potential conflicts of interest or violations of the Code. The ACO will review the holdings of the CCO.

Personal Security Transaction Reports

  Access Persons must report all personal securities transactions in Reportable Securities (including limited offering transactions) on a quarterly basis. Access Persons must also report on a quarterly basis any account that was established in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.

  Access Persons must provide a signed Quarterly Securities Transaction Report to the CCO no later than thirty (30) days after the end of each calendar quarter.

  Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:
a.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
c.	The price of the security at which the transaction was effected;
d.	The name of the broker, dealer or bank with or through which the transaction was effected; and
e.	The date the Access Person submits the report.

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  Each transaction report must also contain the following information with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
    The name of the broker, dealer, or bank with which the Access Person established the account;
    The date the account was established; and
    The date the Access Person submits the report.

  The CCO will review the personal transaction activity for violations of insider trading, front running, pre-clearance of trades (as described above), and other potentially abusive practices. The ACO will review the transactions of the CCO.

7.	Insider Trading

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires an investment adviser to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information by its directors, officers and employees.

Counterpoint has adopted the following policies and procedures to reasonably prevent the misuse of material nonpublic information. All Supervised Persons of Counterpoint are required to adhere to the firm’s policy.

Background

Pursuant to Section 204A of the Advisers Act, registered investment advisers are required to maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the adviser or any person associated with the adviser.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

Insider

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee of a company who obtains material nonpublic information about that company by virtue of his/her position or relationship with the company. A traditional insider who acts on inside information breaches a duty of trust and confidence to

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the shareholders of his/her corporation. A temporary insider is any person who receives material nonpublic information about a company in the course of performing services for the company. Temporary insiders may include, but are not limited to, accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider who acts on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him/her. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

Material

The term “material information” is generally defined as information that a reasonable investor would consider important in making his/her investment decision with respect to a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

Nonpublic

Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains nonpublic until it has been publicly disclosed, meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a filing with the Commission, or by appearance in publications of general circulation.

Policies

All Supervised Persons must adhere to the following:

  Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the CCO, who has been designated by Counterpoint to handle such matters.

  No Supervised Person, who as a company “insider” has come into possession of material nonpublic information about a company or about the market for that company’s securities, may for your portfolio or for the portfolios of others buy or sell the securities of that company, or derivatives of such securities (e.g., options, warrants, etc.), until that information becomes publicly disseminated and the market has had an opportunity to react.

  No Supervised Person may benefit and/or trade on any material non-public information gained from interaction with portfolio companies or counter-parties.

  No Supervised Person may communicate or “tip” material nonpublic information about a company to any person except for lawful purposes.
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  No Supervised Person may disclose material nonpublic information about a company or the market for that company’s securities to any person except to the extent necessary to carry out the legitimate business obligations of Counterpoint.

  Mutual fund holdings are considered nonpublic until they have been disseminated to the public (such as through publicly available filings with the Commission). No Supervised Person may disclose the holdings of any mutual fund advised by Counterpoint until the holdings have become public. Supervised Persons should check with the CCO before disclosing any holdings of Counterpoint advised funds.

Procedures and Responsible Party

  Every Supervised Person is required to disclose any outside business activities to the CCO.

  Every Supervised Person must disclose to the CCO any other activities they engage in that may reasonably cause them to have access to inside information.

  If necessary, the CCO will develop and maintain “restricted lists” and “watch lists” which identify the securities that may not be traded in client, employee and proprietary accounts without prior approval from the CCO.

  Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a company about which the Supervised Person may have potential insider information, must consider whether the information is material and nonpublic. If after consideration, the information is determined to be material and nonpublic, or the Supervised Person is unable to determine whether the information is material and nonpublic, the Supervised Person must do the following:
a.	Report the matter immediately to the CCO;
b.	Not purchase, sell or recommend securities on behalf of yourself or others, including accounts managed by Counterpoint;
c.	Not communicate the information inside or outside Counterpoint other than to the CCO or senior management.

After the CCO has reviewed the matter, the Supervised Person will be instructed as to the proper course of action to take.

  Counterpoint will distribute to our Supervised Persons at time of hire, and at least with each newly updated version, the firm’s insider trading policy, by providing this Code. Every Supervised Person will be required to certify that they have received the Code.

  Counterpoint will periodically review and update our insider trading policies as necessary to reflect regulatory, business, or industry changes.

  Counterpoint’s CCO will review Access Persons’ holdings and transaction reports for potential violations of the policy.

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Questions about Counterpoint’s Insider Trading Policy

While compliance with the law and with Counterpoint’s policies and procedures described in this manual is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to the CCO, who has been designated by Counterpoint to respond to such questions.

Violations of Insider Trading

Violations of Counterpoint’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal and/or reporting to all applicable legal authorities.

8.	Preserving Confidentiality

Counterpoint has implemented policies and procedures, which are outlined in Counterpoint’s P&P, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients to Counterpoint personnel and third parties, as applicable, who need that information to provide services to those clients.

Supervised Persons must preserve the confidentiality of information communicated by clients, prospects, or employees unless you receive information concerning illegal activities. If a Supervised Person becomes aware of illegal activity, the information should be given directly to the CCO for further action.

9.	Violations of the Code

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws or rules to the CCO. Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reporting may be on an anonymous basis. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith. Retaliation against a person for reporting an alleged violation is also a violation of this Code.

If the CCO is not available or is suspected of being involved in the reported violation, Supervised Persons may report the violation to the ACO, provided the CCO receives a copy of the report.

All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken. The CCO will be responsible for leading any investigations and reporting violations and investigative findings to the appropriate supervisor and senior management.

Reports to Mutual Fund

Per Rule 17j-1 under the Investment Company Act, investment advisers to mutual funds must annually provide to the mutual fund’s board of directors a written report that:

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  Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and
  Certifies that the investment adviser has adopted procedures reasonably necessary to prevent Fund Access Persons from violating the code.

Sanctions/Disciplinary Policy

Counterpoint and senior management may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s P&P.

  Cancel trades, disgorge profits and/or sell positions
  Letter of caution
  Admonishment
  Fine, disgorgement
  Suspension of personal trading privileges
  Suspension of employment
  Termination of employment
  Report violation to regulatory authorities